As filed with the Securities and Exchange Commission on May 2, 2017

Registration Statement No. 033-54084

Registration Statement No. 333-39299

Registration Statement No. 333-108162

Registration Statement No. 333-143203

Registration Statement No. 333-158922

Registration Statement No. 333-177825

Registration Statement No. 333-191878

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 033-54084)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-39299)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-108162)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-143203)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-158922)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-177825)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-191878)

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-0785597
(State of Incorporation)	(IRS Employer Identification No.)

1001 Noble Energy Way Houston, Texas	77070
(Address of Principal Executive Offices)	(Zip Code)

Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan

(Full title of the plan)

Kenneth M. Fisher Senior Vice President and Chief Financial Officer Noble Energy, Inc. 1001 Noble Energy Way Houston, Texas 77070 (281) 872-3100	Copies to: John Goodgame Akin Gump Straus Hauer & Feld LLP 1111 Louisiana Street, 44th Floor Houston, Texas 77002 (713) 220-5800
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐.

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, Noble Energy, Inc. (“Noble Energy,” “we,” “us” or “our”) is filing these Post-Effective Amendments (“Post-Effective Amendments”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) which have been previously filed with the Securities and Exchange Commission (the “Commission”) to deregister 11,279,780 shares of Noble Energy’s common stock, par value $0.01 per share (“Common Stock”), which were reserved but unissued under the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended and restated (the “1992 Plan”), as of May 2, 2017 (the “Effective Date”) and are not subject to outstanding awards under the 1992 Plan as of such date:

•	Registration No. 033-54084, filed on November 2, 1992, registering 8,000,000 shares of Common Stock, as adjusted to reflect the two-for-one stock split effected by the Registrant on September 15, 2005 and the two-for-one stock split effected by the Registrant on May 29, 2013, issuable pursuant to the 1992 Plan;

•	Registration No. 333-39299, filed on October 31, 1997, registering 8,000,000 shares of Common Stock, as adjusted to reflect the two-for-one stock split effected by the Registrant on September 15, 2005 and the two-for-one stock split effected by the Registrant on May 29, 2013, issuable pursuant to the 1992 Plan;

•	Registration No. 333-108162, filed on August 22, 2003, registering 21,000,000 shares of Common Stock, as adjusted to reflect the two-for-one stock split effected by the Registrant on September 15, 2005 and the two-for-one stock split effected by the Registrant on May 29, 2013, issuable pursuant to the 1992 Plan;

•	Registration No. 333-143203, filed on May 23, 2007, registering 7,000,000 shares of Common Stock, as adjusted to reflect the two-for-one stock split effected by the Registrant on May 29, 2013, issuable pursuant to the 1992 Plan;

•	Registration No. 333-158922, filed on April 30, 2009, registering 4,000,000 shares of Common Stock, as adjusted to reflect the two-for-one stock split effected by the Registrant on May 29, 2013, issuable pursuant to the 1992 Plan;

•	Registration No. 333-177825, filed on November 8, 2011, registering 14,000,000 shares of Common Stock, as adjusted to reflect the two-for-one stock split effected by the Registrant on May 29, 2013, issuable pursuant to the 1992 Plan; and

•	Registration No. 333-191878, filed on October 24, 2013, registering 9,600,000 shares of Common Stock issuable pursuant to the 1992 Plan.

As of the Effective Date, no future awards will be made under the 1992 Plan and equity awards previously granted under the 1992 Plan will remain outstanding in accordance with their terms. The Registration Statements shall remain in effect for purposes of outstanding awards granted under the 1992 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of May, 2017.

NOBLE ENERGY, INC.

By:	/s/ David L. Stover
David L. Stover
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David L. Stover, Kenneth M. Fisher and Arnold J. Johnson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Registration Statements, and to file the same with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities indicated below on May 2, 2017.

Signature	Title

/s/ David L. Stover	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
David L. Stover

/s/ Kenneth M. Fisher	Executive Vice President, Chief Financial Officer (Principal Financial Officer)
Kenneth M. Fisher

/s/ Dustin A. Hatley	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
Dustin A. Hatley

/s/ Jeffrey L. Berenson	Director
Jeffrey L. Berenson

/s/ Michael A. Cawley	Director
Michael A. Cawley

/s/ Edward F. Cox	Director
Edward F. Cox

Signature	Title

/s/ James E. Craddock	Director
James E. Craddock

/s/ Thomas J. Edelman	Director
Thomas J. Edelman

/s/ Kirby L. Hedrick	Director
Kirby L. Hedrick

/s/ Scott D. Urban Scott D. Urban	Director

/s/ William T. Van Kleef	Director
William T. Van Kleef

/s/ Molly K. Williamson	Director
Molly K. Williamson